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                                  Exhibit 10.50
                             JOINT VENTURE AGREEMENT

         This Joint Venture Agreement is made as of this 1st day of July, 1999, by and between TB WOOD'S INCORPORATED, a Pennsylvania business corporation having offices at 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201 ("TBW") and THE ELECTRON CORP., a Colorado corporation having offices at 5101 South Rio Grande Street, PO Box 318, Littleton, Colorado 80160 ("Electron"). TBW and Electron are referred to herein collectively as the "Venturers" and separately as a "Venturer".

                                    RECITALS:

         A. TBW and Electron have agreed to form a joint venture for the purpose of manufacturing and selling Belted Drive Components as defined herein.

         B. It is the intention of the Venturers that Electron will become the exclusive supplier of certain castings as identified in Schedule 1.1 (a) and, together with TBW, the exclusive supplier of certain castings as identified on
Schedule 1.1 (b) for Belted Drive Components to the Venture pursuant to a requirements contract with TBW, the payment obligations of which will be assumed by the Venture and guaranteed by TBW.

         C. The Venturers agree that TBW will become the exclusive provider to the Venture of management, machining, sales, marketing, distribution and engineering services; the exclusive supplier to the Venture of certain finished components as described on Schedule 1.1 (c), and, together with Electron, the exclusive supplier of finished components as described in Schedules 1.1 (a) and
1.1 (b) pursuant to (i) a marketing and administrative services agreement; and
(ii) a requirements contract with the Venture; and (iii) an assumption of the payment obligations under the Electron requirements contract by the Venture, which shall be guaranteed by TBW.

         D. The Venturers agree that certain products manufactured by them shall be sold in the Restricted Territory, as defined herein, only on behalf of and through the Venture.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the forgoing recitals, which are made part of this Agreement, and the covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Venturers agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

                  1.1 "Belted Drive Components" shall mean power transmission products of the types described on Schedule 1.1.



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                  1.2 "Corrective Action Report(s)" shall mean written reports issued by or on behalf of the Venture to the Venturers (i) stating, in reasonable detail, the manner in which a casting produced by either Venturer or machining performed by TBW is defective, substandard or not otherwise in conformance with the product specifications adopted by or on behalf of the Venture; and (ii) proposing a plan of correction and a timetable within which the corrective action must be concluded.

                  1.3 "Cost of Goods Sold" shall mean the aggregate transfer costs of the items sold by the Venture as stated on Schedule 1.1

                  1.4 "Effective Date" shall mean July 1, 1999.

                  1.5 "Fail(s) to Perform" or "Failure to Perform" shall mean failure by either TBW or Electron to satisfy the criteria for dimensional and cosmetic specifications for Belted Drive Components established by the Venture or the failure to deliver Belted Drive Components as and when required by the Venture pursuant to the requirements contracts executed by each of TBW and Electron which failure, in either event, when annualized as of the time of such Failure to Perform, can reasonably be anticipated to result in a loss of business to the Venture of more than $500,000 in Net Sales per annum.

                  1.6 "G S and A Expenses" shall mean the general, sales and administrative expenses charged to the Venture by TBW through the M & AS Agreement as defined in Section 5.3 plus any uncollectible accounts receivable (as determinated in accordance with Sections 8.6 and 8.7 hereinafter).

                  1.7 "General Partner" shall mean TBWE Belt Drive Systems LLC.

                  1.8 "Initial Inventory" shall mean all of the Belted Drive Components held in the inventory of each of the Venturers as of the Effective Date.

                  1.9 "Interest(s)" shall mean the equity interest in each of the Venture and the General Partner held by each of the Venturers.

                  1.10 "Major Decisions" shall mean a decision of the Venture requiring the unanimous consent of the Managers of the General Partner pursuant to Section 15.6 of this Agreement.

                  1.11 "Manufacturing Rationalization" shall mean the integration of the Belted Drive Components operations of the Venturers and the Venture pursuant to the terms of Section 12 of this Agreement.


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                  1.12 "M & AS Agreement" shall have the meaning ascribed to the term in Section 5.3 hereinafter.

                  1.13 "Net Sales" shall mean to be invoiced sales minus allowances, discounts, rebates and returns.

                  1.14 "Operating Income" shall mean Net Sales less (i) Cost of Goods Sold and (ii) G S and A Expenses.

                  1.15 "Quality Audit Committee" shall mean a committee organized by the Managers of the General Partner consisting of TBW's Vice President and General Manager of its Mechanical Division, TBW's Vice President of Quality and Electron's President and Chief Operating Officer which shall have the authority and responsibility stated in
         Section 11 of this Agreement.

                  1.16 "Restricted Territory" shall mean a territory comprising the United States, Mexico, Central America, South America and Canada.

                  1.17 "TBW Call Price" shall mean the purchase price for the acquisition by TBW of the Interest of Electron determined in accordance with Section 16.4.

                  1.18 "TBW Put Price" shall mean the purchase price for the acquisition by TBW of the Interest of Electron determined in accordance with Section 16.5.

                  1.19 "Trade Accounts Payable Balance" shall mean the unpaid balance of the payment obligations of the Venture to Electron for Initial Inventory and non-Initial Inventory for purposes of the calculations in Section 16.

         2. Formation of Joint Venture and General Partner. The parties will form the Venture as a Pennsylvania limited partnership under the name TBWE Belt Drive Components LP. The parties will also form a Pennsylvania limited liability company under the name TBWE Belt Drive Systems LLC which shall serve as the general partner of the Venture. The registered office of the Venture and the General Partner shall be at 440 North Fifth Avenue, Chambersburg, Pennsylvania, or at such other office location as the Venturers may agree from time to time.

         3. Purpose. The sole purpose of the Venture shall be to manufacture, machine, market, distribute and engineer Belted Drive Components and such other products having similar uses which may be developed by either TBW or Electron in the future and as may be approved, from time to time, by the Venturers acting in their reasonable discretion in the Restricted Territory.

         4. Effective Date. The Venture and the General Partner shall be formed as of the Effective Date.

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         5. Exclusive Manufacture and Sales. All Belted Drive Components cast, manufactured, machined, marketed, distributed or engineered by either TBW or Electron in the Restricted Territory shall be marketed on behalf of and through the Venture, and, except as otherwise expressly provided herein, none of the Belted Drive Components shall be manufactured or sold independently of the Venture or to any third party in the Restricted Territory. For purposes of this Agreement, Belted Drive Components shall include the products identified on
Schedule 1.1 and future products of the same type as the products described on
Schedule 1.1 which may be developed by either TBW or Electron in the future.

                  5.1 Electron as Exclusive Supplier of Castings to TBW. From and after the Effective Date, Electron shall become the exclusive supplier of castings for Belted Drive Components to TBW, as set forth on Schedules 1.1 (a) and 1.1 (b), pursuant to a requirements contract entered into by and between Electron and TBW. The ultimate benefit and payment obligations of the Electron requirements contract shall be assigned by TBW to the Venture to enable TBW to satisfy its commitments to the Venture as provided in Section 5.2 hereinafter, and TBW shall guarantee the Venture's payment obligations after such assignment.

                  5.2 TBW as Exclusive Supplier of Certain Finished Products to the Venture. From and after the Effective Date, TBW will become the exclusive provider of certain finished products comprising Belted Drive Components to the Venture as set forth on Schedules 1.1 (b) and 1.1 (c) pursuant to a requirements contract entered into by and between the Venture and TBW.

                  5.3 TBW as Exclusive Provider of Marketing and Administrative Services. From and after the Effective Date, TBW will become the exclusive provider of administrative, internal accounting, routine legal, sales, marketing, distribution and certain engineering services to the Venture pursuant to a marketing and administrative services agreement (the "M&AS Agreement") entered into by and between TBW and the Venture. The M&AS Agreement shall provide for payment to TBW of a fee in an amount equivalent to 18.9% of Net Sales made by the Venture, provided that the dollar volume of Net Sales is no less than Forty-Four Million Sixty-One Thousand and 00/100 Dollars ($44,061,000.00) and no more than Fifty-Nine Million Six Hundred Eleven Thousand and 00/100 Dollars ($59,611,000.00). In the event that the Venture's Net Sales either are less than Forty-Four Million Sixty-One Thousand and 00/100 Dollars ($44,061,000.00) or exceed Fifty-Nine Million Six Hundred Eleven Thousand and 00/100 Dollars ($59,611,000.00), TBW's administrative fee shall be determined by unanimous vote of the Managers of the General Partner; provided, however, that the administrative fee shall not be less than fifteen percent (15%) nor more than twenty-three percent (23%) of Net Sales of the Venture. The Venturers hereby agree and acknowledge that the administrative fee being paid to TBW will be in lieu of any reimbursement of expenses incurred by TBW in performing its obligations under the M&AS Agreement, including expenses related to management supervision, internal accounting, computing, internal engineering and routine legal costs and expenses.


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         6. Transfer of Inventory to Venture. Electron agrees to sell finished goods and casting inventory to TBW and TBW agrees to sell finished goods and casting inventory to the Venture as follows:

                  6.1 Physical Audit and Verification of Inventory. On or before the Effective Date, Electron shall cause to be performed a physical audit of its Initial Inventory. TBW shall be entitled to monitor, attend and receive the results from the audit. TBW shall not be required to perform a physical inventory, but historically has made and shall continue to make regular periodic adjustments to its inventory based on daily reviews of its inventory. Electron shall be entitled to verify TBW's Initial Inventory.

                  6.2 Sale of Initial Inventory. The Initial Inventory shall be sold and transferred by TBW and Electron to the Venture for the transfer costs stated on Schedules 1.1 (a), 1.1 (b) and 1.1 (c). TBW and Electron shall be paid for their transfer of Initial Inventory as provided in Subsections 8.1 and 8.4 7.5 hereinafter. All of Electron's raw casting inventory items will be converted to finished goods and shall be available for sale by the Venture as soon as practicable after the Effective Date based on a schedule mutually acceptable to both Venturers. TBW will include Electron's inventory in TBW's inventory systems before sales of inventory are made by the Venture.

                  6.3 Location of Electron's Inventory. Upon written notice from TBW, Electron shall transfer all of its inventory of Belted Drive Components to its warehouse in Littleton, Colorado, and close its remaining warehouses. Electron will maintain its existing warehouse in Littleton, Colorado, for a period of one year after the Effective Date.

                  6.4 Return of Excess and Obsolete Initial Inventory. Any of the Initial Inventory transferred by TBW and Electron to the Venture that is (i) not sold by the Venture as of the first anniversary of the Effective Date and (ii) is determined by the General Partner to be excess or obsolete inventory (using TBW's customary methodology for determining excess and obsolete inventory) shall be returned by the Venture to TBW and, if appropriate based on which Venturer initially transferred such Initial Inventory, by TBW to Electron for the transfer costs stated on Schedules 1.1 (a), 1.1 (b) and 1.1 (c).


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                  6.5 Reserve for Obsolete Inventory. The Venture shall
         establish and maintain a reserve for obsolete inventory in the amount of seventy-seven hundredths of one percent (0.77%) of the transfer cost of Initial Inventory and one-half of one percent (0.5%) of Net Sales of both Initial Inventory and non-Initial Inventory as stated on Schedules
         1.1 (a), 1.1 (b) and 1.1 (c).

         7. Purchase Price for Inventory. Except for the Initial Inventory, the Venture shall pay TBW and Electron for Belted Drive Components sold to the Venture as follows:

                  7.1 Price for Products Sold to TBW by Electron. The Venture shall pay Electron for castings sold by it to TBW and sold by TBW to the Venture at the transfer costs set forth on Schedules 1.1 (a) and
         1.1 (b), plus a scrap and pig iron surcharge which will be reviewed each calendar quarter based on the change in the Chicago Market for plate and structural steel 2 feet and under.

                  7.2 Price for Products Sold to Venture by TBW. The Venture shall pay TBW for finished products manufactured by TBW and sold to the Venture and for the machining of all of the Venture's castings at the transfer costs set forth on Schedules 1.1 (b) and 1.1 (c), plus a scrap and pig iron surcharge which will be reviewed each calendar quarter based on the change in the Chicago Market for plate and structural steel 2 feet and under and the Chicago Market for pig iron.

                  7.3 Sale of Additional Products by TBW and/or Electron. Any new products not included in the initial Belted Drive Component product group shall be added only by the mutual agreement of both Venturers for a price and method of costing determined jointly by both of the Venturers.

                  7.4 Term of Cost Schedule. The transfer costs listed on Schedules 1.1 (a), 1.1 (b) and 1.1 (c) shall remain fixed for a period of three (3) years. After the third anniversary of the Effective Date the Managers of the General Partner will convene to review the cost schedule and make appropriate changes. In considering changes to the cost schedule, the Managers of the General Partner shall consider relevant indices published by the United States Department of Commerce and by industry manufacturing groups. The transfer costs on the cost schedule will not be changed or revised without a unanimous vote of all Managers of the General Partner.

         8. Payment of Venture's Accounts Payable to TBW and Electron. The Venture shall pay TBW and Electron for the Initial Inventory and subsequent sales of non-Initial Inventory as follows:

                  8.1 Allocation of Payments During First Three Months: For the first three (3) months following the Effective Date, the Venture shall pay TBW and Electron for Initial Inventory and subsequent non-Initial Inventory sold by the Venture in the following percentages:

                                    (i)     to TBW      75%
                                    (ii)    to Electron 25%



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                  8.2 Priority of Payments: Beginning on the first day of the fourth month following the Effective Date, all payments by the Venture to TBW and Electron for inventory sold to the Venture (or to TBW by Electron) shall be allocated (i) first to non-Initial Inventory and
         (ii) then to Initial Inventory.

                  8.3 Payment after the Third Month for non-Initial Inventory:
         Beginning on the first day of the fourth month following the Effective Date, the Venture shall pay TBW and Electron on account of their respective invoices (and in Electron's case for the invoices with respect to castings sold by Electron to TBW) for non-Initial Inventory in proportion to the accounts payable balances of the Venture owed to each of them as compared to the Venture's total accounts payable each month.

                  8.4 Payment after the third month for Initial Inventory:
         Beginning on the first day of the fourth month following the Effective Date, the Venture will pay TBW and Electron for Initial Inventory sold by the Venture in the following percentages of Net Sales:

                                    (i)  to TBW      75.6%
                                    (ii) to Electron 24.4%

                  8.5 Time of Payment to TBW and Electron: The Venture shall pay TBW and Electron on account of their respective invoices on or before the last day of each month commencing on the last day of the third calendar month following the Effective Date for Belted Drive Components sold by the Venture during the period beginning on the sixteenth day of the second preceding month and ending on the 15th day of the immediately preceding month. Payment for any sales made before commencement of the first sixty day payment cycle shall be made on the last day of the second calendar month following the Effective Date.

All payments to TBW and Electron pursuant to this Section 7 are subject to the creation of reserves pursuant to Sections 6.5 and 8.6 hereof.

                  8.6 Reserves for Uncollectible Accounts. The Venture shall establish a reserve for uncollectible accounts in the amount of two tenths of one percent (0.2%) of Net Sales made by the Venture. Accounts which are determined to be uncollectible in accordance with Section 8.7 shall be charged to the reserve, and, to the extent uncollectible accounts exceed the amount of the reserve, shall then be charged back to the Venturers.



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                  8.7 Adjustments for Bad Debts. The Venture shall writeoff
         accounts determined by TBW, in accordance with its customary practices, not to be collectible in the normal course.

         9. Product Characteristics. TBW shall determine the acceptable dimensional and cosmetic characteristics of all castings included in the Belted Drive Components and the physical specifications of the iron used in the production of such castings. TBW, in its reasonable discretion, shall determine whether castings included in the Belted Drive Components meet the dimensional and cosmetic characteristics established by TBW. All castings of Belted Drive Components produced by Electron shall conform to the physical specifications established by TBW.

         10. Quality Assurance. The Venture shall charge back scrap and nonconforming, substandard or defective parts to each of TBW and Electron, as the case may be, by the issuance of Corrective Action Reports. The amounts charged back to either TBW or Electron, as the case may be, shall be determined as follows:

                  10.1 Initial Inventory. If a casting included in the Initial Inventory does not conform to the required specifications or if the machining of an item of Initial Inventory is not performed in accordance with specifications established by the Venture in accordance with Section 9 hereof, the party casting or machining the component shall be charged back an amount equivalent to the attributable transfer cost set forth on Schedules 1.1 (a), 1.1 (b) and 1.1 (c).

                  10.2 Nonconforming Castings. A casting produced after the Effective Date which does not conform to specifications established by the Venture, shall be charged back to the Venturer which produced the casting in an amount equivalent to the transfer cost established on Schedules 1.1 (a), 1.1 (b) and 1.1 (c) .

                  10.3 Nonconforming Machining. A conforming casting which is not machined in conformity with the Venture's specifications, shall be charged back to TBW at the transfer cost established on Schedule 1.1
         (a), 1.1 (b) and 1.1 (c). In the event that TBW performs machining on a casting which does not conform to the Venture's specifications, the party who produced the casting will be charged back for both machining and casting at the transfer costs established on Schedules 1.1 (a), 1.1
         (b) and 1.1 (c). TBW, in its reasonable discretion, may decline to perform machining on any casting it believes not to conform to the Venture's specifications.

                  10.4 Unattributed Nonconformity. If the Venture is unable to determine to whom the nonconformity of a product is attributable, TBW and Electron shall each be responsible for one-half of the cost of the charge back as determined by this Section 10.



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         11. Quality Audit Committee. The Venture shall form a Quality Audit
Committee on the Effective Date which will review the manufacturing operations of each Venturer annually and make recommendations to the Venture to insure continuous improvement.

         12. Manufacturing Rationalization. TBW and Electron shall use best efforts to complete the "Manufacturing Rationalization" as defined hereinafter on or before the first anniversary of the Effective Date. "Manufacturing Rationalization" shall mean and include the following components:

                  12.1 Electron will become the exclusive source to TBW for the castings to be produced by Electron as established in Schedules 1.1 (a) and 1.1 (b).

                  12.2 TBW will become the exclusive source to the Venture for the castings to be produced by TBW as established in Schedules 1.1 (b) and 1.1 (c).

                  12.3 The Venture may elect to use TBW's patterns relating to Belted Drive Components. The Venture shall reimburse the Venturers for the costs incurred by either Venturer in transferring or altering TBW's patterns in accordance with Schedule 12.3. Electron shall maintain TBW's patterns in good working condition. All TBW patterns used by Electron shall remain the property of TBW. Routine pattern maintenance will be the responsibility of the Venturer actually using the pattern. Pattern replacement costs will be billed to the Venture, subject to approval of the General Partner of the Venture. Charges to the Venture for pattern transfers and alterations shall be limited to those patterns transferred by TBW to Electron and alterations specifically required by the Venture because of casting design requirements.

                  12.4 Electron shall finish machining any castings that it is contributing to the Initial Inventory based on a schedule mutually agreeable to the Venturers.

                  12.5 In the event TBW elects to operate a machine shop in Littleton, Colorado, Electron shall enter into a lease for its Littleton machine shop at a fair market rental rate actually received by lessors of comparable space in the metropolitan Denver, Colorado area, and TBW shall have an option to purchase the machining equipment owned by Electron at its then current fair market value.

                  12.6 The costs of Manufacturing Rationalization shall be borne by the Venture. For purposes of this Agreement, costs of Manufacturing Rationalization shall include the following:

                           (i) costs to prepare all drawings and remount and gate any patterns transferred to Electron by TBW and costs to alter patterns where TBW specifications require alterations;



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                           (ii)     incremental transportation costs to
                                    transport castings from Blackwell, Oklahoma, to Chambersburg, Pennsylvania, and from Littleton, Colorado, to Stratford, Ontario, Canada and Chambersburg, Pennsylvania;

                           (iii) tooling costs required due to changes in castings from TBW standard castings design to Electron castings design to manufacture the Belted Drive Components;

                           (iv) costs associated with relocating equipment (including disassembly, transportation, reassembly and operator training, if required); and

                           (v) one time expenses related to modifying or adding hardware and software.

         13. Title to Fixed Assets and Other Items. Title to all fixed assets, plant, equipment and, except as provided in Section 17 hereinafter, intellectual property rights, patterns and tooling of each of TBW and Electron shall remain the property of TBW and Electron, respectively.

         14. Insurance. TBW and Electron shall each name the other Venturer, the General Partner and the Venture as additional insureds on their respective product liability and public liability insurance policies which shall be in amounts commercially reasonable for the types of manufacturing activities conducted by the Venture. Initially, the limits of liability coverage shall not be less than One Million Dollars ($1,000,000.00) for product liability insurance and Three Million Dollars ($3,000,000.00) for public liability insurance per occurrence.

         15. Salient Terms of Venture's Limited Partnership Agreement. The terms and conditions governing the Venture, including, without limitation, management, allocation of income and losses, distribution of profits, limitations on ownership and disposition of equity interests, financial reporting, meetings and term of existence will be addressed in the Venture's Limited Partnership Agreement which shall be executed by TBW and Electron on or before July 1, 1999. The Limited Partnership Agreement shall contain the following terms and conditions:

                  15.1 Ownership. The Interests in the Venture shall be held as follows:

                           General Partner   .50% Interest as general partner
                           TBW             75.35% Interest as limited partner
                           Electron        24.15% Interest as limited partner

         TBW shall hold a 75.6% Interest in the General Partner and Electron shall hold a 24.4% Interest in the General Partner.



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                  15.2 Capital Accounts. TBW and Electron will each have capital accounts in both the General Partner and the Venture which will be established and maintained in accordance with the requirements of the Internal Revenue Code and the Regulations of the Internal Revenue Service. The initial capital account balance on the Effective Date in the General Partner will be Zero Dollars ($0.00) and in the Venture will be One Hundred Dollars ($100.00).

                  15.3 Allocation of Taxable Income and Tax Losses and Profits. The taxable income and tax losses of the Venture for each fiscal year shall be allocated, and all distributions of profits shall be made, as follows:

                           (i) taxable income and tax losses of the Venture shall be allocated to each of the General Partner, TBW and Electron in proportion to their Interests; and

                           (ii) all distributions of profits shall be made to each of the General Partner, TBW and Electron in proportion to their respective Interests and shall be made at the end of each calendar month or as soon as practicable thereafter. The cash account balance of the Venture, after provision for bad debt and obsolete inventory reserves, shall be brought to zero at the end of each calendar month.

                  15.4 General Partner. The general partner of the Venture shall be TBWE Belt Drive Systems LLC, whose managers shall be the following individuals and their successors:

                           (i)      President and Chief Operating Officer of
                                    Electron;

                           (ii) Vice President/General Manager of TBW's Mechanical Division; and

                           (iii) a senior executive of TBW selected, in its sole discretion, by TBW.

                  15.5 Meetings of Managers of the General Partner. During the first year following the Effective Date, the managers of the General Partner shall meet quarterly in person. After the first anniversary of the Effective Date, the managers of the General Partner shall meet no fewer than two (2) times per year. The managers shall hold an annual meeting which the Chairman and Chief Executive Officer of Electron and the President of TBW shall be invited. The Chairman and Chief Executive Officer of Electron and the President of TBW shall be given at least two (2) weeks notice of the annual meeting. In the event that either the Chairman and Chief Executive Officer of Electron or the President of TBW are unable to attend the annual meeting of the Managers of the General Partner, reasonable efforts shall be made to reschedule the meeting to accommodate the attendance of such persons.



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                  15.6 Major Decisions. All "Major Decisions", as defined
         hereinafter, shall only be made by unanimous vote of all managers of the General Partner. TBW shall manage the daily affairs of the Venture pursuant to the M&AS Agreement in form and substance acceptable to both TBW and Electron. "Major Decisions" which shall be made only by unanimous agreement of all managers of the General Partner, and shall be limited to the following:

                           (i) mortgaging, pledging or subjecting to a security interest on any portion of the Venture's assets, except for customary liens contained in or arising under any purchase money security interests or similar agreements binding the Venture's assets;

                           (ii) admission of an additional or substitute joint venture member (except an assignee of a Venturer as permitted on Section 25 hereinafter);

                           (iii) any transaction with an affiliate of either TBW or Electron, unless expressly permitted in this Joint Venture Agreement;

                           (iv) merger or combination of the Venture with any other person;

                           (v) binding the Venture to any contract or agreement regarding any matter beyond the scope of the Venture;

                           (vi) any action regarding the assets or business of the Venture which benefits either Venturer or its respective affiliates to the detriment of the other Venturer or the Venture, including, without limitation, appropriation or use of proprietary information, business opportunities, funds or other assets;

                           (vii) changing the transfer costs of Belted Drive Components to an amount different from the transfer costs set forth on Schedules 1.1
                                    (a), 1.1 (b) and 1.1 (c); and

                           (viii) borrowing any funds on behalf of the Venture on an unsecured basis, except trade debt incurred in the ordinary course of business and funds borrowed from either Venturer for working capital purposes.


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                  15.7 Inability to Achieve Unanimous Agreement on Major
         Decisions. In the event that the managers of the General Partner are unable to achieve unanimous agreement on a Major Decision within thirty
         (30) days after the date of the meeting at which the issue requiring the Major Decision was presented for vote, the President of TBW and the Chairman and Chief Executive Officer of Electron shall have a period of sixty (60) days to deliberate and reach consensus. If the President of TBW and the Chairman and Chief Executive Officer of Electron are not able to reach consensus within ninety (90) days after the issue requiring a Major Decision was presented for vote, then either of the Venturers shall have the option of submitting the issue to binding arbitration, subject to the following limitations:

                           (i) in the event the President of TBW and the Chairman and Chief Executive Officer of Electron agree to terminate the Venture rather than to proceed to arbitration, TBW shall have the option to acquire Electron's Interest in the Venture and in the General Partner for an aggregate purchase price equal to the average of the Call Price and the Put Price as determined in accordance with Sections 16.4 and 16.5 hereinafter;

                           (ii) in the event Electron elects to submit the issue to arbitration and TBW declines to participate in the arbitration proceeding, TBW shall purchase Electron's Interest in the Venture and in the General Partner for an aggregate purchase price equal to the Call Price as determined in accordance with
                                    Section 16.4 hereinafter; and

                           (iii) in the event TBW elects to submit the issue to arbitration and Electron declines to participate in the arbitration proceeding, TBW shall be entitled to acquire Electron's Interest in the Venture and in the General Partner for an aggregate purchase price equal to the Put Price as determined in accordance with Section 16.5 hereinafter.

                  15.8 Termination of Venture. The Venture and the General Partner shall terminate upon the occurrence of the earliest of the following events: (i) the Venturers agree to a termination of the Venture; (ii) all of the Venturers' interests in the Venture and in the General Partner are held by one of the Venturers; or (iii) the Venture is terminated unilaterally pursuant to Section 16 below. The Venture may be terminated at the election of either Venturer if the other Venturer Fails to Perform (as defined herein) and the defaulting Venturer has not implemented an acceptable corrective action plan within ten (10) days after issuance of a Corrective Action Report by or on behalf of the Venture.

                  15.9 Books and Records. The Venture shall maintain complete and accurate books of all transactions, expenses and income which shall be available to each of the Venturers at any time upon reasonable notice for review and copying. Either Venturer shall have the right to audit the books and records of the Venture at any reasonable time upon ten (10) days prior written notice to the Venture and the other Venturer. Any such audit requested by one of the Venturers shall be at the expense of the Venturer requesting the audit. Notwithstanding the foregoing sentence and as provided in Section 22 below, the Venture shall cause an annual audit to be performed by the Venture's independent accounting firm at the cost of the Venture.

         16. Unilateral Termination of Joint Venture. Except as provided in
Section 16.1 hereinafter, either Venturer may elect unilaterally to terminate the Venture. In the event that either Venturer should elect to terminate the Venture, the Interest of Electron in the Venture and in the General Partner shall be purchased by TBW as follows:

                  16.1 Unilateral Termination by TBW before First Anniversary of Effective Date. If TBW elects to terminate the Venture before the first anniversary of the Effective Date, TBW shall acquire Electron's Interest in the Venture and in the General Partner for a purchase price equivalent to the sum of Seven Million Twelve Thousand and 00/100 Dollars ($7,012,000.00) plus any Trade Accounts Payable Balance owed by the Venture to Electron. Electron shall not be entitled to terminate the Venture unilaterally during the first year after the Effective Date, except as provided in Section 16.2.1 below.

                  16.2 Termination by Either Venturer for Failure of Other Venturer to Perform before First Anniversary of Effective Date. If either Venturer shall elect to terminate the Venture because of the Failure to Perform of the other Venturer commencing before the First Anniversary of the Effective Date, TBW shall purchase Electron's Interest in the Venture and in the General Partner for the following purchase prices:

                           16.2.1 Failure of TBW to Perform: The Trade Accounts
                  Payable Balance owed by the Venture to Electron plus ninety-seven and six-tenths percent (97.6%) of the operating income of the Venture from the Effective Date to the commencement date of TBW's Failure to Perform plus the product of Seven Million Twelve Thousand and 00/100 Dollars ($7,012,000.00) multiplied by a fraction having as a numerator the difference between the number 365 less the days elapsed between the Effective Date and the commencement date of TBW's Failure to Perform divided by the number 365.

                           16.2.2 Failure of Electron to Perform: The Trade
                  Accounts Payable Balance owed by the Venture to Electron plus seventy-three and two-tenths percent (73.2%) of the Operating Income of the Venture from the Effective Date to the commencement date of Electron's Failure to Perform plus the product of Five Million Two Hundred Fifty-Nine Thousand and 00/100 Dollars ($5,259,000.00) multiplied by a fraction having as a numerator the difference between the number 365 less the days elapsed between the Effective Date and the commencement date of Electron's Failure to Perform divided by the number 365.

                  16.3 Unilateral Termination by TBW after the First Anniversary of the Effective Date but Before the Third Anniversary of the Effective Date. If TBW elects to terminate the Venture after the first anniversary of the Effective Date but before the third anniversary of the Effective Date, TBW shall acquire Electron's interest in the Venture and in the General Partner for a purchase price equivalent to the Trade Accounts Payable Balance owed by the Venture to Electron plus the greater of (i) Seven Million Twelve Thousand and 00/100 Dollars ($7,012,000.00) or (ii) ninety-seven and six-tenths percent (97.6%) of the Venture's Operating Income for the most recent period of twelve
         (12) consecutive calendar months.

                  16.4 Unilateral Termination by TBW after the Third Anniversary of the Effective Date. If TBW elects to terminate the Venture after the third anniversary of the Effective Date, TBW shall acquire Electron's Interest in the Venture and in the General Partner for a purchase price equivalent to ninety-seven and six-tenths percent (97.6%) of the Venture's Operating Income for the prior twelve (12) calendar months plus any Trade Accounts Payable Balance owed by the Venture to Electron (collectively the "Call Price").

                  16.5 Unilateral Termination by Electron after the First Anniversary of the Effective Date. If Electron elects to terminate the Venture, TBW shall acquire Electron's interest in the Venture and in the General Partner for the sum of seventy-three and two-tenths percent (73.2%) of the Venture's Operating Income for the prior twelve (12) calendar months plus any Trade Accounts Payable Balance owed by the Venture to Electron (collectively the "Put Price").

For purposes of the purchase price calculations of this Section 16, the Trade Accounts Payable Balance allocable to Electron's Initial Inventory shall not exceed a sum equivalent to the dollar volume of Net Sales in calendar year 1998 of each such item of Initial Inventory multiplied by two (2).

         17. Disposition of Assets Upon Termination of Venture. In the event the Venture is terminated by agreement of the Venturers, unilateral termination by either Venturer as provided for in Section 15.8 and 16 of this Agreement or otherwise ceases to exist , all assets of the Venture, including, but not limited to, intellectual property rights (if any), patterns, tooling (if any), inventory and accounts receivable, and all intellectual property rights, patterns and tooling of Electron required for or utilized in the manufacture of Belted Drive Components will become the exclusive property of TBW.

         18.      Electron's Agreement Not to Compete.

                  18.1 Agreement Not To Compete. Except as otherwise specifically provided in Subsection 18.2 hereinafter, Electron agrees that,

                           18.1.1 with respect to castings for Belted Drive
                  Components, for a period of three (3) years after termination of the Venture (provided that termination is the result of unilateral termination by Electron, termination by mutual agreement or termination because of Electron's Failure to Perform); and

                           18.1.2 with respect to finished goods comprising
                  Belted Drive Components, for a period of ten (10) years after termination of the Venture (provided that termination is the result of unilateral termination by Electron, termination by mutual agreement or termination because of Electron's Failure to Perform),

Electron will not compete with either TBW or the Venture, either directly or indirectly, in the production, manufacture and sale of Belted Drive Components in the Restricted Territory.

                  18.2 Agreement Upon Unilateral Termination by TBW. Electron agrees that, in the event TBW terminates the Venture pursuant to Sections 16.1, 16.2.1, 16.3 or 16.4 above, Electron will not compete with either TBW or the Venture, either directly or indirectly, in the production, manufacture and sale of Belted Drive Components in the Restricted Territory with respect to finished goods comprising Belted Drive Components, for a period of ten (10) years after termination of the Venture. TBW acknowledges that should TBW terminate the Venture pursuant to Section 16.1, 16.2.1, 16.3 or 16.4 above, Electron shall be allowed to compete with TBW or the Venture, either directly or indirectly, in the production, manufacture and sale of castings for Belt Drive Components in the Restricted Territory provided that such sales by Electron are solely to customers who are not related persons, affiliates or under common control with Electron.

         19. Ownership of Interest in Competing Business. TBW and Electron covenant, represent and warrant that, with the exception of Groupo Blaju, TBW's Mexican subsidiary, neither TBW nor Electron, nor any of their respective affiliates, currently own or will acquire, either directly or indirectly, an interest in any entity, division or person which shall manufacture and sell products substantially similar to the Belted Drive Components. In the event that either TBW or Electron in the future seeks to acquire a business or entity (other than Groupo Blaju) which manufactures and sells products substantially similar to the Belted Drive Components, either Venturer may acquire such operation, business or entity provided that the other Venturer is offered an equity interest proportionate to its share of the Venture. Except as expressly provided in Section 20.2 hereinafter, Groupo Blaju, and the manufacture and sale by it of any products competitive with the Venture, shall not be deemed part of the Venture, nor will sales by Groupo Blaju into the Restricted Territory be considered part of the Venture or subject to the limitations on competing businesses contained in this section.

         20.      Transactions With or Involving Groupo Blaju.

                  20.1 Sales to Groupo Blaju. The Venture shall sell Belted Drive Components to, and as required by, Groupo Blaju at a price of One hundred Twenty Percent (120%) of the cost of such Belted Drive Components to the Venture.

                  20.2 United States Designed Products Sold in Restricted Territory (Excluding Mexico) by Groupo Blaju. All Belted Drive Components designed in the United States, manufactured by Groupo Blaju and sold directly or indirectly in the Restricted Territory (with the exception of Mexico) shall be deemed to be Belted Drive Components manufactured by TBW for purposes of this Agreement.

                  20.3 Belted Drive Components Designed Elsewhere and Sold by Groupo Blaju. Except as provided in Section 20.2 above, all Belted Drive Components designed, manufactured and sold by Groupo Blaju (including, without limitation, IBSA and TIBSA brands) shall not be subject to the terms of this Agreement and may be sold by Groupo Blaju without restriction.

         21. Corrective Action Plan. Either Venturer who is alleged to have Failed to Perform shall submit a corrective action of plan to the Venture within ten (10) days after issuance of a Corrective Action Report by the other Venturer on behalf of the Venture which shall state in reasonable detail the proposed corrective action.

         22. Alternate Sources of Supply of Product. TBW, under its obligations under the M&AS Agreement and on behalf of the Venture, shall have the right to purchase castings from an alternate source or to manufacture castings comprising Belted Drive Components in the event that Electron Fails to Perform. Upon the occurrence of a Failure to Perform by Electron, and if either TBW (on behalf of the Venture) or the Venture purchases castings comprising Belted Drive Components from an alternate source, the Venture shall be reimbursed by Electron in an amount equivalent to (i) the difference between the cost to the Venture of acquiring substitute castings and the price listed on Schedules 1.1 (a) and 1.1
(b); plus (ii) a management fee in the amount of ten percent (10%) of the price listed on Schedules 1.1 (a) and 1.1 (b). In the event that Electron Fails to Perform and TBW manufactures replacement castings to be sold to the Venture, Electron shall reimburse TBW for the actual costs to TBW of producing the castings plus a management fee in the amount of ten percent (10%) of such costs. In the event TBW Fails to Perform, the Venture shall have the right to have castings machined by an alternate source, and TBW shall reimburse the Venture in an amount equivalent to (i) the difference between the actual costs to the Venture of machining and the price listed on Schedules 1.1 (b) and 1.1 (c); plus
(ii) a management fee in the amount of ten percent (10%) of the costs of such machining.

         23. TBW Marketing and Administrative Services Agreement. TBW shall enter into the M&AS Agreement with the Venture providing, among other things, for the following reporting services:

                  (i) within thirty (30) days after the end of each calendar month, a product sales analysis for Belted Drive Components reporting, in reasonable detail, the Venture's sales for such month and any forecast of sales activity for the current month;

                  (ii) within thirty (30) days after the end of each calendar month, a monthly profit and loss statement, balance sheet, statement of cash flows and accounts receivable aging for the Venture;

                  (iii) (a) within thirty (30) days after the end of each calendar quarter unaudited financial statements as of the end of the such period, including a balance sheet and statement of income and interest holder's equity, prepared in accordance with generally accepted accounting principles and a schedule reflecting, for such period, the Venture's capital expenditures and a schedule showing the capital account balance of each partner of the Venture; and (b) within seventy-five
                           (75) days after the end of each calendar year, audited financial statements as of the end of the such period, including a balance sheet and statement of income and Interest holder's equity, prepared in accordance with generally accepted accounting principles and accompanied by a report of the Venture's independent certified public accounting firm, a schedule reflecting, for such period, the Venture's capital expenditures and a schedule showing the capital account balance of each partner of the Venture;

                  (iv) not less than fifteen (15) days before the date on which the Venture files its federal income tax return or any state or local income tax returns, a copy of the income tax returns proposed to be filed for the Venture; and

                  (v) a monthly 12-month rolling sales forecast for the Venture.

The Venture's independent certified public accounting firm shall be a nationally recognized accounting firm approved jointly by TBW and Electron.

         24. Indemnification of Venturers. The Venture and the General Partner shall defend, indemnify and hold harmless TBW, Electron and their respective affiliates, officers, directors, partners, stockholders, employees or other agents from and against all claims, demands and liabilities (including attorneys fees) arising in connection with the Venture and the General Partner; provided, however, that the Venture and the General Partner shall not be obligated to defend, indemnify and hold harmless the Venturers with respect to any claim, demand or liability arising out of the Venturer's gross negligence, willful misconduct or intentional violation of applicable law or breach of this Agreement or breach of any requirements, management services or administrative services agreement between the Venturer and both the Venture and the General Partner. The agreement of indemnity is between each Venturer and the Venture, and neither Venturer shall be liable to indemnify the other Venturer except (i) for the material breach of any covenant, representation or warranty contained in this Agreement; or (ii) a material breach of any other term or condition of this Agreement.

         25. Limitations on Assignability. The Venturers shall be entitled to assign their Interests in the Venture and the General Partner, provided that the proposed assignee has the financial strength, ability and industry experience necessary to perform competently and efficiently the obligations of the assigning Venturer under this Agreement. Except as expressly provided in the foregoing sentence, neither Venturer shall have the right to mortgage, pledge, assign, transfer or sell its Interest in the Venture and the General Partner without the consent of the other Venturer or delegate its duties in connection with the operation of the Venture without the consent of the other Venturer, and any attempted assignment, or any attempt to assign, convey or otherwise transfer or sell any interest in the Venture or the General Partner not in accordance with this Agreement, shall be null and void.

         26. Termination of Venture. The Venture shall continue until terminated. In the event the Venture is terminated, TBW shall purchase the Interest of Electron in the Venture and in the General Partner for a purchase price determined in accordance with the formula stated in Section 15.7 (i) hereof. Upon termination, the Venture shall be dissolved and immediately commence to wind up its business and affairs, liquidate all assets and pay all debts and liabilities first owing to other than the Venturers, then those owing to the Venturers, and finally distribute equally to the Venturers any net proceeds, assets or funds remaining in the Venture. The Venturers agree to proceed with due diligence to complete dissolution, liquidation and distribution in a prompt manner. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated immediately by either Venturer by written notice upon the occurrence of any of the following events:

                  (i) the other Venturer seeks protection under the bankruptcy or insolvency laws of the United States of America or any other jurisdiction,

                  (ii) a petition for bankruptcy or the appointment of a receiver or similar action is filed against the other Venturer and is not dismissed within ninety (90) days thereafter, or

                  (iii) the other Venturer makes any assignment for the benefit of its creditors.

Additionally, if either party hereto shall be dissolved an its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

         27. Representations and Warranties of TBW. TBW represents and warrants to Electron as follows:

                  27.1  Corporate Authority and Approvals.

                           27.1.1 Organization and Standing of TBW. TBW is a
                  corporation duly organized, validly existing under the laws of the Commonwealth of Pennsylvania, and has full corporate power to own its properties and to carry on its business as now being conducted. TBW is duly qualified, licensed, or domesticated and in good standing as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such license, qualification or authorization, and a list of those states where TBW is so licensed, qualified, or domesticated is set forth in Schedule 27.1.1.

                           27.1.2 Corporate Approvals. TBW has obtained all
                  corporate authorizations and approvals required for the execution and delivery of this Agreement as well as the execution and delivery of all other documents, agreements, certificates or instruments which are to be executed by TBW in connection with this transaction (the "Other TBW Instruments") and the consummation of the transactions contemplated by this Agreement. This Agreement and the Other TBW Instruments have been duly executed and delivered by TBW are the valid and binding obligations of TBW, enforceable against TBW in accordance with their respective terms, except to the extent that enforceability may be limited or affected by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating to or affecting generally the enforcement of debtor's or contracting parties' rights, and to the extent that the availability of the remedy of specific performance or of injunctive relief or other equitable relief with respect to the enforceability of such obligations is subject to the discretion of the court before which any proceeding therefor may be brought.

                           27.1.3 No Violation of Other TBW Instruments. Neither
                  the execution and delivery of this Agreement or the Other TBW Instruments by TBW nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of or constitute a default under the corporate charter or by-laws of TBW or any contract, instrument, agreement or understanding to which TBW is a party or by which it or any of its properties is bound, nor will it result in acceleration in the time for performance of any obligation under any contract or instrument, nor will it result in the creation or imposition of any lien, charge or encumbrance upon any asset transferred under this Agreement, nor give rise to any right of determination, nor will it result in the violation of any law, statute, ordinance, rule or regulation applicable to TBW.

                  27.2 Description and Condition of Inventory. TBW's inventories of Belted Drive Components are (i) usable and saleable in the ordinary course of business at prevailing market prices without discount; and
         (ii) owned free and clear of all liens, claims, charges and encumbrances of any kind or nature.

                  27.3 Litigation. There is no action, proceeding, governmental investigation or other legal or administrative proceeding pending or, to the knowledge of TBW, threatened, against or relating to TBW, or its officers or employees, or its properties, assets or business or the transactions contemplated by this Agreement or that would interfere with the performance by TBW of this Agreement.

                  27.4 Taxes. TBW has no tax deficiency or claim outstanding, proposed or, to its knowledge, assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, added value, employee's income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and TBW has made timely filings of all tax returns due to all such taxing authorities.

                  27.5 Permits; Governmental Approvals. TBW possesses all material franchises, licenses, permits and other authority as are necessary for the conduct of TBW's business and is not in default in any material respect under any of such franchises, permits, licenses or other authority. No approval, consent, authorization or other order of, and no consent, designation, filing, registration, qualification or recordation with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  27.6 Operations in Conformity With Law. TBW's operations, as presently conducted, are not in material violation of any law or regulation, including, without limitation, any applicable building code, zoning ordinance, law relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment of social security and other taxes), regulation of the Federal Occupational Safety and Health Administration, or any law regarding protection of the environment or the use, storage or disposal of hazardous wastes.

Neither the warranties and representations made by TBW in this Agreement and the Other TBW Instruments, nor the financial statements furnished by TBW, nor any certificate or memorandum furnished or to be furnished by TBW, or on its behalf, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. All representations and warranties of TBW shall be true on and as of the Closing Date with substantially the same effect as if made on and as of such date.

         28. Covenants of TBW. TBW shall hold in strict confidence all confidential data and information obtained from Electron, or any officer, agent or representative of Electron:

                  28.1 Expenses of Acquisition Transaction. TBW shall pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its legal counsel and accountants.

                  28.2 Notice of Breach of Representation or Warranty. Promptly upon TBW becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred prior to the date hereof, of any of the representations and warranties of TBW contained in or referred to in this Agreement, TBW shall give detailed written notice thereof to Electron.

         29. Representations and Warranties of Electron. Electron represents and warrants that:

                  29.1  Corporate Authority and Approvals.

                           29.1.1 Organization and Standing of Electron.
                  Electron is a corporation duly organized, validly existing under the laws of the State of Colorado, and has full corporate power to own its properties and to carry on its business as now being conducted. Electron is duly qualified, licensed, or domesticated and in good standing as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such license, qualification or authorization, and a list of those states where Electron is so licensed, qualified, or domesticated is set forth in Schedule 29.1.1.

                           29.1.2 Corporate Approvals. Electron has obtained all
                  corporate authorizations and approvals required for the execution and delivery of this Agreement as well as the execution and delivery of all other documents, agreements, certificates or instruments which are to be executed by Electron in connection with this transaction (the "Other Electron Instruments") and the consummation of the transactions contemplated by this Agreement. This Agreement and the Other Electron Instruments have been duly executed and delivered by Electron and are the valid and binding obligations of Electron enforceable against Electron in accordance with their respective terms, except to the extent that enforceability may be limited or affected by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating to or affecting generally the enforcement of debtor's or contracting parties' rights, and to the extent that the availability of the remedy of specific performance or of injunctive relief or other equitable relief with respect to the enforceability of such obligations is subject to the discretion of the court before which any proceeding therefor may be brought.

                           29.1.3 No Violation of Other Electron Instruments.
                  Neither the execution and delivery of this Agreement or the Other Electron Instruments by Electron nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of or constitute a default under the corporate charter or by-laws of Electron or any contract, instrument, agreement or understanding to which Electron is a party or by which it or any of its properties is bound, nor will it result in acceleration in the time for performance of any obligation under any contract or instrument, nor will it result in the creation or imposition of any lien, charge or encumbrance upon any asset transferred under this Agreement, nor give rise to any right of determination, nor will it result in the violation of any law, statute, ordinance, rule or regulation applicable to Electron.

                  29.2 Description and Condition of Inventory. Electron's inventories of Belted Drive Components are (i) usable and saleable in the ordinary course of business at prevailing market prices without discount; and (ii) owned free and clear of all liens, claims, charges and encumbrances of any kind or nature.

                  29.3 Litigation. There is no action, proceeding, governmental investigation or other legal or administrative proceeding pending or, to the knowledge of Electron, threatened, against or relating to Electron, or its officers or employees, or its properties, assets or business or the transactions contemplated by this Agreement or that would materially interfere with the performance by Electron of this Agreement.

                  29.4 Taxes. Electron has no tax deficiency or claim outstanding, proposed or, to its knowledge, assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, added value, employee's income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and Electron has made timely filings of all tax returns due to all such taxing authorities.

                  29.5 Permits; Governmental Approvals. Electron possesses all material franchises, licenses, permits and other authority as are necessary for the conduct of Electron's business and is not in default in any material respect under any of such franchises, permits, licenses or other authority. No approval, consent, authorization or other order of, and no consent, designation, filing, registration, qualification or recordation with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  29.6 Operations in Conformity With Law. Electron's operations, as presently conducted, are not in material violation of any law or regulation, including, without limitation, any applicable building code, zoning ordinance, law relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment of social security and other taxes), regulation of the Federal Occupational Safety and Health Administration, or any law regarding protection of the environment or the use, storage or disposal of hazardous wastes.

Neither the warranties and representations made by Electron in this Agreement and the Other Electron Instruments, nor the financial statements furnished by Electron , nor any certificate or memorandum furnished or to be furnished by Electron, or on its behalf, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. All representations and warranties of the Electron shall be true on and as of the Closing Date with substantially the same effect as if made on and as of such date.

         30. Covenants of Electron. Electron shall hold in strict confidence all confidential data and information obtained from TBW, or any officer, agent or representative of TBW.

                  30.1 Expenses of Acquisition Transaction. Electron shall pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its legal counsel and accountants.

                  30.2 Notice of Breach of Representation or Warranty. Promptly upon Electron becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred prior to the date hereof, of any of the representations and warranties of Electron contained in or referred to in this Agreement, Electron shall give detailed written notice thereof to TBW.

         31. Notices. All notices or other communications required or to be given hereunder shall be in writing and shall be deemed duly given when received or presented for delivery to the person entitled thereto at the addresses set forth above, or at such other address as the Venturer may notify the other Venturer from time to time by written notice.

         32. Modification. This agreement may not be amended, modified or rescinded, or any term or provision hereof waived, except by written agreement signed by all of the Venturers, or, in the case of a waiver, signed by the Venturer sought to be charged therewith.

         33. Binding Effect. This agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Venturers and their respective representatives, heirs, successors and permitted assigns, if any.

         34. Governing Laws. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         35. Integration. This agreement and the Schedules and Exhibits hereto set forth the entire agreement and understanding among the Venturers relating to the subject matter hereof and all prior agreements, understandings and discussions relating to same are hereby made null and void.

         36. Partial Invalidity. If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the rest and remainder of this agreement and the application of such provision to other circumstances and/or persons, shall remain valid and enforceable to the fullest extent permitted by law.

         37. Arbitration of Disputes. Any action, dispute, claim, or controversy, whether sounding in contract, tort, or otherwise arising with respect to this Agreement or relating to the other agreements contemplated by this Agreement (the "Dispute" or "Disputes"), may, but is not required to, be resolved by arbitration as set forth below. If taken to arbitration, such disputes shall be resolved by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding. In any arbitration proceeding subject to these provisions, the arbitrator is specifically empowered to decide pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. Judgment upon the award rendered may be entered in any court having jurisdiction. A judgment entered on an arbitrator's award shall not be appealable by either of The Venturers or the Venture. Whenever an arbitration is elected, the parties shall select an arbitrator in the manner provided in subsection 37.1.

                  37.1 Whenever an arbitration is elected under Section 37 of this Agreement, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the AAA. Any arbitrator selected under this subsection shall be knowledgeable in the subject matter of this Dispute.

                  37.2 In the event of any Dispute governed by this section, the party who does not prevail with respect to such Dispute shall pay all of its own expenses, the arbitrator's fees and all costs and fees (including attorneys' fees, administrative fees, arbitrator's fees, and court costs) of and to the prevailing party.

         38. Consent to Jurisdiction and Venue. With regard to any matters not subject to arbitration as provided in Section 37 above, TBW and Electron hereby consent to the exclusive jurisdiction of the courts designated in this Section 38 hereinafter in any and all actions or proceedings arising hereunder or pursuant hereto, and irrevocably agree to service of process by personal service upon them or by certified or registered mail, return receipt requested, directed to the Venturers at their respective last know addresses.

                  38.1 Actions or Proceedings Commenced by TBW: TBW and Electron consent to the exclusive jurisdiction of the federal and state courts sitting in Colorado in any and all actions or proceedings commenced by TBW against Electron and arising hereunder or pursuant hereto.

                  38.2 Actions or Proceedings Commenced by Electron: TBW and Electron consent to the exclusive jurisdiction of the federal and state courts sitting in Pennsylvania in any and all actions or proceedings commenced by Electron against TBW and arising hereunder or pursuant hereto.

         39. Headings. The headings and subheadings contained in the titling of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement or a basis for the interpretation hereof.

         40. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Venturers have executed this Joint Venture Agreement on the day and year first above written intending to be legally bound hereby.


ATTEST:                                  TB WOOD'S INCORPORATED


_______________________________          By:________________________________
Emma K. Gross, Corporate Secretary          Carl R. Christenson, Vice President
                                            and General Manager,
                                            Mechanical Division


ATTEST:                                  THE ELECTRON CORP.


_______________________________          By:_________________________________
                  , Secretary               Michael Norwood, President and
                                            Chief Operating Officer